Exhibit 4.5

AMENDED AND RESTATED

OPTION AGREEMENT

This Amended and Restated Option Agreement (this “Agreement”) is made and entered into as of this      day of             , 2017, by and among James McCarthy and Richard Nathan (each, a “Grantor” and together, the “Grantors”) and Avon Road Partners, L.P. (the “Option Holder”). Terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Option Agreement (the “Option Agreement”) by and among Grantors and Option Holder, dated as of March 16, 2016.

WHEREAS, pursuant to the Option Agreement, the Option Holder previously purchased from each Grantor the right to purchase up to such number of shares of the common stock, par value $0.0001 per share (“KSS Common Stock”), of KeyStone Solutions, Inc., a Delaware corporation (“KSS”), set forth opposite such Grantor’s name on Exhibit A attached hereto and made a part hereof (with respect to each Grantor, the “KSS Option Shares”);

WHEREAS, KSS has entered into that certain merger agreement (the “Merger Agreement”) by and among KSS, Novume Solutions, Inc., a Delaware corporation, Brekford Corp., a Delaware corporation, KeyStone Merger Sub, Inc., a Delaware corporation, and Brekford Merger Sub, Inc., a Delaware corporation, dated as of February 10, 2017, pursuant to which, at the Effective Time (as defined in the Merger Agreement) each share of KSS Common Stock will be converted into and become exchangeable for the right to receive 1.9399 shares of the common stock, par value $0.0001 per share (“Novume Common Stock”), of Novume Solutions, Inc., a Delaware corporation, which will, at the Effective Time, become the parent company of KSS;

WHEREAS, Grantors and Option Holder desire amend and restate the Option Agreement as provided herein to, among other things, establish that, at the Effective Time the Option Right shall cease to represent a right of Option Holder to acquire the KSS Option Shares and automatically be converted into a right of Option Holder to purchase shares of Novume Common Stock, up to such number as is set forth opposite such Grantor’s name on Exhibit B attached hereto and made a part hereof (with respect to each Grantor, the “Novume Option Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, and for other due and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. No Additional Consideration. Option Holder is not required to pay any additional consideration to Grantors for the Option Right to purchase the Novume Option Shares.

2. Grant of Option Right.

(a) Right to Purchase. Subject to the terms and conditions of this Agreement, at any time and from time to time on or after the Effective Time and up to and including March 16, 2018 (the “Option Termination Date”), the Option Holder and its permitted assignees shall have the right (the “Option Right”), but not the obligation, to cause each Grantor to sell some or all of such Grantor’s Novume Option Shares to the Option Holder and/or its permitted assignees at the Purchase Price (as defined in Section 3 of this Agreement). The Option Right must be exercised simultaneously with respect to each Grantor on a pro rata basis based on the number of Novume Option Shares to be sold by each Grantor as set forth on Exhibit B and must be exercised with respect to at least twenty-five percent (25%) of the Novume Option Shares to be sold by such Grantor. After the Option Termination Date, the Option Right shall expire and shall no longer be valid or exercisable.

(b) Procedures. If the Option Holder and/or its permitted assignees desire to purchase the Novume Option Shares, and subject to the full satisfaction of the condition precedent described in Section 2(c), the Option Holder and/or its permitted assignees shall, (i) on or before the Option Termination Date and on each occasion when the Option Holder and/or its permitted assignees desire to exercise the Option Right, deliver to each Grantor a written notice (the “Option Exercise Notice”) exercising the Option Right and specifying the number of Novume Option

Shares to be purchased from each Grantor and, (ii) pay to each Grantor the Purchase Price in cash by check or wire transfer of immediately available funds applicable to the Option Shares to be purchased from each such Grantor, to be held in escrow by each such Grantor until each Grantor shall execute and deliver to the Option Holder and/or its permitted assignees a stock power transferring to the Option Holder and/or its permitted assignees the number of Novume Option Shares purchased from such Grantor in such exercise, free and clear of all liens, claims, pledges, hypothecations or encumbrances (including all options, rights of first refusal and similar rights) (collectively, “Liens”) except (1) for liens, claims or encumbrances arising by virtue of any action or inaction by the Option Holder and/or its permitted assignees.

3. Purchase Price. In the event the Option Holder and/or its permitted assignees exercise the Option Right hereunder, the purchase price at which the Grantors shall be required to sell the Novume Option Shares (the “Purchase Price”) shall be equal to $1.00 per Novume Option Share.

4. Retention of Option Shares. Prior to the earlier of the exercise of the Option Right or the Option Termination Date, each Grantor agrees to retain the Option Shares held by such Grantor free and clear of all Liens and not to enter into any agreement restricting the transfer of such Grantor’s Option Shares except in each case as may arise under applicable securities laws and/or the Stockholders’ Agreement.

5. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

If to James McCarthy:

With a Copy To:

Morris DeFeo

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

If to Richard Nathan:

With a Copy To:

Morris DeFeo

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

If to Avon Road Partners, L.P.:

With a Copy To:

Stoloff & Silver, LLP

Attn: Gary D. Silver

26 Hamilton Avenue – P.O. Box 1129

Monticello, New York 12701

7. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, personal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto without the prior written consent of the other party hereto, which may be withheld in the absolute discretion of such party for any reason or no reason; notwithstanding the foregoing, all or a portion of the rights of the Option Holder may be assigned, from time to time, to Robert Berman. Any attempted transfer or assignment in violation of this Section 8 shall be null and void ab initio.

9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

10. Titles and Headings. The Article, Section and Paragraph titles and headings contained in this Agreement are inserted only as a matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof. All references to sections, articles, schedules or exhibits contained herein mean sections, articles, schedules or exhibits of this Agreement unless otherwise stated.

11. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12. Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

13. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14. Jurisdiction and Venue. Each of the Option Holder and the Grantors irrevocably consents to the exclusive jurisdiction and venue of any court within Fairfax County, Virginia, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons.

15. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17. Further Assurances. Each party hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Option Agreement on the date first written above.

James McCarthy

Richard Nathan

Avon Road Partners, L.P.

By:
Robert Berman

[Signature Page to Amended and Restated Option Agreement]

Exhibit A

KSS Option Shares

Grantor	Option Shares
James McCarthy	1,405,110
Richard Nathan	821,168

Exhibit B

Novume Option Shares

Grantor	Option Shares
James McCarthy	2,725,773
Richard Nathan	1,592,984